Exhibit 16.1

January 28, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We are the former independent registered public accounting firm for Gencor Industries, Inc. (the “Company”).

We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated January 28, 2026 (the “Current Report”), and are in agreement with the statements in the Current Report, insofar as they pertain to our Firm.

Very truly yours,

/s/ Berkowitz Pollack Brant Advisors + CPAs

Berkowitz Pollack Brant Advisors + CPAs